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                                                                    EXHIBIT 99.1

                                              NEWS RELEASE CONTACT: 408/995-5115
                                       PUBLIC RELATIONS: KATHERINE POTTER, X1168
                                         INVESTOR RELATIONS: RICK BARRAZA, X1125


                   CALPINE ANNOUNCES NOTE HOLDER CONSENTS AND
                      EXECUTION OF SUPPLEMENTAL INDENTURES

        (SAN JOSE, CALIF.) August 1, 2000 -- Calpine Corporation [NYSE: CPN], the San Jose, California-based independent power company, announced that it received requisite consents from, collectively, the holders of its 9-1/4% Senior Notes due 2004 (CUSIP 131347-AA-4), 8-3/4% Senior Notes due 2007 (CUSIP 131347-AF-3), 7-7/8% Senior Notes due 2008 (CUSIP 131347-AJ-5 and U13055-AC-9),
7-5/8% Senior Notes due 2006 (CUSIP 131347-AL-0), and 7-3/4% Senior Notes due 2009 (CUSIP 13147-AM-8) (the "Notes") to certain proposed amendments to the Indentures governing the Notes as described in the Consent Solicitation Letter dated July 14, 2000, and that supplemental indentures incorporating such amendments have been executed by Calpine and the respective trustees.

        In addition, Calpine Corporation announced today that it has extended the expiration date until 5:00 p.m., New York City Time, on August 1, 2000, in respect of the consent solicitation relating to Calpine Corporation's 10-1/2% Senior Notes due 2006 (CUSIP 131347-AD-8).

        Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient combined-cycle, natural gas-fired generation and is the nation's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in the U.S. To date, the company has approximately 25,700 megawatts of base load capacity and 4,700 megawatts of peaking capacity in operation, under construction and in announced development in 27 states and Alberta, Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN.